EXHIBIT 10.18

            SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT



     Agreement made as of this 15th day of November, 1991 by and between Mosinee Paper Corporation, a Wisconsin corporation (the
"Corporation") and Richard L. Radt, of Wausau, Wisconsin
("Mr. Radt").

     WITNESSETH:

     WHEREAS, Mr. Radt is employed as President and Chief
Executive Officer of the Corporation and has performed his duties in a manner highly satisfactory to the Corporation; and

     WHEREAS, the Corporation has determined to provide Mr. Radt with deferred compensation in the form of a supplemental retirement benefit in recognition of Mr. Radt's agreement to continue to perform services for the Corporation as its President and Chief Executive Officer;

     NOW, THEREFORE, the Corporation and Mr. Radt agree as follows:

     1.   Payment of Supplemental Retirement Benefit.

          (a) On the last to occur of (1) August 1, 1992, or (2) the date which is fifteen days after the date of Mr. Radt's termination of employment with each of the Corporation and the Corporation's subsidiaries, the Corporation shall pay to Mr. Radt, if then living, otherwise to Mr. Radt's Beneficiary or Beneficiaries (determined in accordance with paragraph 3) an amount equal to the Supplemental Retirement Benefit Amount (determined in accordance with paragraph 2); provided, however, that no payment shall be made to Mr. Radt's Beneficiary or Beneficiaries pursuant to this subparagraph
     (a) if a payment to such Beneficiary or Beneficiaries has been made pursuant to subparagraph (b).

          (b) If Mr. Radt dies prior to August 1, 1992, the Corporation shall, within fifteen days of the date of his death, pay to Mr. Radt's Beneficiary or Beneficiaries (determined in accordance with paragraph 3) an amount equal to the Supplemental Retirement Benefit Amount (determined in accordance with paragraph 2).

     2.   Supplemental Retirement Benefit Amount.

          (a) Subject to the provisions of subparagraph (b), the "Supplemental Retirement Benefit Amount" shall be an amount equal to the excess of (1) $214,312, over (2) that portion of the lump sum present value of the monthly retirement benefit payable to Mr. Radt under the Mosinee Retirement Plan which is attributable to Credited Service accrued by Mr. Radt, as determined under the Mosinee Retirement Plan, through July 31, 1992. For purposes of this subparagraph (a):
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                (1)   the lump sum present value of the monthly
          retirement benefit payable under the Mosinee Retirement Plan shall be determined in accordance with the provisions of such plan governing lump sum payment options, and

                (2) the portion of the lump sum present value of the monthly retirement benefit payable to Mr. Radt under the Mosinee Retirement Plan which is attributable to Credited Service accrued by Mr. Radt through July 31, 1992 shall be determined by multiplying the lump sum present value of such retirement benefit by a fraction,
          (i) the numerator of which is the number of months of Credited Service accrued by Mr. Radt under the Mosinee Retirement Plan as of July 31, 1992 and (ii) the denominator of which is the total number of months of Credited Service accrued by Mr. Radt under the Mosinee Retirement Plan as of the date his employment with each of the Corporation and the Corporation's subsidiaries terminates.

          (b) Despite any other provision of this Agreement, in the event that Mr. Radt's termination of employment with each of the Corporation and the Corporation's subsidiaries occurs after July 31, 1992, the "Supplemental Retirement Benefit Amount" shall be equal to (1) the amount of the "Supplemental Retirement Benefit Amount" otherwise determined in subparagraph (a) plus (2) interest on such amount calculated for each calendar quarter, or portion thereof, at an annual rate equal to the prime rate published in The Wall Street Journal on the first day of such calendar quarter from and after August 1, 1992 through the day immediately preceding payment of the Supplemental Retirement Benefit Amount.

     3. Mr. Radt's Beneficiary or Beneficiaries. For purposes of this agreement, Mr. Radt's "Beneficiary or Beneficiaries" shall mean such person or persons or organization or organizations as Mr. Radt from time to time may designate by a written designation filed with the Corporation during Mr. Radt's life. Any amounts payable hereunder to Mr. Radt's Beneficiary or Beneficiaries shall be paid in such proportions and subject to such trusts, powers and conditions as Mr. Radt may provide in such designation. Each such designation, unless otherwise expressly provided therein, may be revoked by Mr. Radt by a written revocation filed with the Corporation during Mr. Radt's life. If more than one such designation shall be filed by Mr. Radt with the Corporation, the last designation so filed shall control over any revocable designation filed prior to such filing. To the extent that any amounts payable under this agreement to Mr. Radt's Beneficiary or Beneficiaries are not effectively disposed of pursuant to the above provisions of this paragraph, either because no designation was in effect at Mr. Radt's death or because a designation in effect at Mr. Radt's death failed to dispose of such amounts in their entirety, then for purposes of this agreement, Mr. Radt's "Beneficiary or Beneficiaries" as to such undisposed of amounts shall be Mr. Radt's estate.

     4.   Supplemental Retirement Benefit in Addition to Other
Rights and Benefits. The rights and benefits conferred upon Mr. Radt pursuant to this agreement shall be in addition to all other rights and benefits conferred upon Mr. Radt by the Corporation by reason of Mr. Radt's employment.

     5. Nature of Corporation's Obligations and Mr. Radt's Rights. Neither Mr. Radt nor any Beneficiary or Beneficiaries of Mr. Radt shall acquire any right, title or interest in the assets of the Corporation by reason of this agreement. To the extent
Mr. Radt or his Beneficiary or Beneficiaries shall acquire a right to receive payments from the Corporation pursuant to this agreement, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

     6. Assignment by Mr. Radt Prohibited. This agreement and Mr. Radt's rights and benefits hereunder shall not be subject to voluntary or involuntary sale, pledge, hypothecation, transfer or assignment by Mr. Radt or by his personal representatives or heirs or any other person or persons or organization or organizations succeeding to any of Mr. Radt's rights and benefits hereunder.

     7. Binding Effect. This agreement shall be binding upon and inure to the benefit of (1) Mr. Radt, his personal representatives and heirs and any other person or persons or organization or organizations succeeding to any of Mr. Radt's rights or benefits hereunder, and (2) the Corporation and its successors and assigns.

     8. Severability. The invalidity or unenforceability of any provision of this agreement shall not invalidate or render unenforceable any other provision of this agreement.

     9. Counterparts. This agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     10. Governing Law. This agreement shall be governed by the laws of the State of Wisconsin.


     IN WITNESS WHEREOF, the Corporation has caused this agreement to be executed by an officer thereunto duly authorized, and Mr. Radt has hereunto set his hand and seal, as of the day and year first above written.

                             MOSINEE PAPER CORPORATION



                             By: DANIEL R. OLVEY
                                 Daniel R. Olvey
                                 As its Vice President - Finance



                              RICHARD L. RADT (Seal)
                              Richard L. Radt
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            SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT

                    DESIGNATION OF BENEFICIARY



     I, Richard L. Radt, designate the following person or persons or organization or organizations as my Beneficiary or Beneficiaries of any amounts otherwise due me under the Supplemental Retirement Benefit Agreement dated November 15, 1991 and entered into by and between Mosinee Paper Corporation and me:
The acting trustee of that certain trust created by me under the terms of a declaration of trust known as the Richard L. Radt Trust Dated August 7, 1979, of which I now am trustee and Harris Trust and Savings Bank, of Chicago, Illinois, now is named as successor trustee. Said amounts shall be added to and disposed of as a part of the trust property of said trust in accordance with the terms of said declaration of trust, as in effect at my death.




     Date:  November___, 1991     ______________________________
                                          Richard L. Radt